Exhibit 99.1


       Southwest Water Company Reports 2005 Financial Results;
   Revenues Increase 13%, Income from Continuing Operations up 56%


    LOS ANGELES--(BUSINESS WIRE)--March 16, 2006--Southwest Water
Company (NASDAQ:SWWC) today reported revenue and earnings for the year ended December 31, 2005.

    2005 Financial Highlights, Compared with 2004:

    --  Revenues increased 13% to $203.2 million from $179.6 million.

    -- Operating income increased 61% to $18.1 million from $11.2 million.

    -- Income from continuing operations increased 56% to $7.3 million from $4.7 million.

    -- Diluted earnings per share, excluding a loss from discontinued operations, increased 42% to $0.34 from $0.24.

    -- Net income, which includes a loss from discontinued operations of $4.9 million from the June 2005 sale of a sub-metering subsidiary, was $2.4 million, or $0.11 per diluted share, compared to $4.5 million, or $0.23 per diluted share.

    -- Weighted average shares outstanding increased 11%, primarily as a result of the company's Direct Stock Purchase Plan.

    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "We are very pleased with the company's 2005 operating results. The Utility Group and the Services Group both contributed to our strong performance by executing on our strategic objectives of solid organic growth and the acquisition of profitable entities. We would like to thank our employees for their dedication and hard work."
    Operating income in the company's Utility Group increased $4.5 million to $27.1 million in 2005 compared with $22.6 million in 2004, due largely to a full year of operations of Monarch Utilities, acquired in mid-2004, organic customer growth and a reduction in the average cost of water at the company's California utility. Operating income in the Services Group increased by $3.7 million to $3.6 million compared with a loss of $100,000 in the prior year, primarily due to increased contract and project work and the acquisition of an Alabama-based contract operations company. Corporate SG&A expenses were $12.5 million, an increase from $11.2 million, and remained constant at 6.2% of revenues.
    Total company funded capital expenditures were $33 million in 2005, representing on-going investment in increasing the company's utility rate base.

    Additional Highlights of 2005:

    --  Expanded the Services Group with the acquisition of Novus
        Utilities, Inc., a Birmingham, Alabama-based contract operations company.

    -- Purchased a wastewater utility in a high growth area south of Birmingham, Alabama.

    -- Signed more than 40 new service contracts, including a $7 million annual contract in Burbank, California, to operate and maintain an environmental remediation water treatment plant.

    -- Continued organic customer growth in the New Mexico and Texas utility service areas.

    -- Doubled the company's credit capacity with a $100 million line of credit.

    -- Declared a 10% increase in the common share quarterly cash dividend rate, along with a 5% stock dividend.

    Business Outlook

    Garnier, commenting on the company's business outlook for 2006, stated, "Looking forward to 2006, assuming normalized weather across our geographic footprint, we anticipate revenue growth of 4% to 6% and net income growth of 10% to 15% from 2005 income from continuing operations. We believe our revenue mix will remain approximately 40% from the Utility Group and 60% from the Services Group. We will continue to invest in our infrastructure, with company funded capital expenditures expected to be approximately $30 million. We anticipate our tax rate for 2006 to be 35%."

    Conference Call

    The company will provide more detail regarding its 2005 results and 2006 business outlook in a conference call and Web cast to be held today, March 16, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income and the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2004 Annual Report on Form 10-K and 2005 Annual Report on Form 10-K that the company anticipates filing shortly. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

FINANCIAL HIGHLIGHTS -- SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                Three Months Ended     Years Ended
                                   December 31,       December 31,
                                  2005      2004     2005      2004
                                --------------------------------------

Operating revenues              $ 52,000  $45,501  $203,181  $179,595

Operating income                   4,030      942    18,134    11,244

Income from continuing
 operations                        1,377      (80)    7,301     4,673

Net income (loss)                  1,377     (410)    2,399     4,534

Diluted earnings (loss) per
 common share:
     Income from continuing
      operations                $   0.06  $  0.00  $   0.34  $   0.24
     Net Income                 $   0.06  $ (0.02)     0.11      0.23

Weighted average outstanding
 common shares:
     Diluted                      22,591   21,244    21,611    19,413

NOTE: Per share amounts and weighted average outstanding common shares reflect a 5% stock dividend on January 1, 2006.


CONSOLIDATED BALANCE SHEET INFORMATION

                                        December 31,    December 31,
                                            2005            2004
                                       -------------------------------

Current assets                        $        47,746  $       58,091
Property, plant and equipment, net            344,821         301,835
Total assets                          $       444,725  $      404,809

Current liabilities                   $        40,579  $       35,873
Long-term debt                                117,603         115,827
Contributions in aid of construction           94,660          89,623
Stockholders' equity                          145,253         126,198
Total liabilities and stockholders'
 equity                               $       444,725  $      404,809


    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com